EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT


          Registrant owns 100% of the outstanding stock of the following insurance companies:

           NAME                                               STATE OF FORMATION
           ----                                               ------------------
           Atlantic States Insurance Company                  Pennsylvania
           Southern Insurance Company of Virginia             Virginia